Exhibit 4.5

UNLIMITED GUARANTY

This Unlimited Guaranty (this “Guaranty”) is entered into effective November 7, 2008, by UANT VENTURES, L.L.P. (“Guarantor”), a Texas registered limited liability partnership, for the benefit of COMPASS BANK (“Lender”), an Alabama state banking association. For valuable consideration, Guarantor absolutely and unconditionally guarantees and promises to pay to Lender or its order, in legal tender of the United States of America, the Indebtedness (as defined below) of UROLOGY ASSOCIATES OF NORTH TEXAS, L.L.P. (“Borrower”), a Texas registered limited liability partnership, to Lender on the terms and conditions set forth in this Guaranty. Under this Guaranty, the liability of Guarantor is unlimited and the obligations of Guarantor are continuing.

1. DEFINITIONS. The following words have the meanings assigned below when used in this Guaranty:

(a) “Indebtedness” means any and all of Borrower’s liabilities, obligations, debts, and indebtedness to Lender, now existing or hereinafter incurred or created, together with all other liabilities, costs, and expenses for which Borrower is responsible under the Loan Agreement, under any Loan Documents, including, without limitation, the obligations evidenced by the Notes, and all other loans, advances, interest, costs, attorneys fees, debts, overdraft indebtedness, credit card indebtedness, lease obligations, other obligations, and liabilities of Borrower, any present or future judgments against Borrower, and all renewals, extensions, modifications, substitutions, and rearrangements of the foregoing; and whether any such Indebtedness is voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated, determined or undetermined; whether Borrower may be liable individually or jointly with others, or primarily or secondarily, or as debtor, maker, comaker, drawer, endorser, guarantor, or surety; whether such Indebtedness arises by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, overdraft, indemnity agreement, or otherwise; whether recovery on the Indebtedness may be or may become barred or unenforceable against Borrower for any reason whatsoever; and whether the Indebtedness arises from transactions which may be voidable on account of infancy, insanity, ultra vires, or otherwise.

(b) “Loan Agreement” means the Loan Agreement of even date, executed by Borrower and Guarantor, as co-borrowers, and Lender, as amended.

(c) “Loan Documents” means the Loan Agreement, the Notes, and all Loan Documents (as defined in the Loan Agreement), and includes, without limitation, all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, deeds of trust, and all other instruments, agreements, and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

(d) “Notes” has the meaning assigned in the Loan Agreement and includes all renewals, extensions, or substitutions for any of those notes.

2. NATURE OF GUARANTY. This is a guaranty of payment and not of collection. Guarantor’s liability under this Guaranty shall be open and continuous for so long as this Guaranty remains in force. Guarantor intends to guarantee at all times the performance and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of all Indebtedness. Accordingly, no payments made upon the Indebtedness will discharge or diminish the continuing liability of Guarantor in connection with any remaining portions of the Indebtedness or any of the Indebtedness which subsequently arises or is thereafter incurred or contracted.

3. DURATION OF GUARANTY. This Guaranty will take effect when received by Lender without the necessity of any acceptance by Lender, or any notice to Guarantor or to Borrower, and will continue in full force until all Indebtedness incurred, committed, or contracted before receipt by Lender of any notice of revocation shall have been fully and finally paid and satisfied and all other obligations of Guarantor under this Guaranty shall have been performed in full. If Guarantor elects to revoke this Guaranty, Guarantor may only do so in writing. Guarantor’s written notice of revocation must be delivered to Lender at the address of Lender listed below or such other place as Lender may designate in writing. This Guaranty may be revoked only with respect to Indebtedness incurred or contracted by Borrower, or acquired or committed to by Lender after the date on which written notice of revocation is actually received by Lender. No notice of revocation hereof shall be effective as to any Indebtedness: (a) existing at the date of receipt of such notice; (b) incurred or contracted by Borrower, or acquired or committed to by Lender, prior to receipt of such notice; (c) now existing or hereafter created pursuant to or evidenced by the Loan Agreement or a commitment in existence prior to receipt of such notice under which Borrower is or may become obligated to Lender; or (d) renewals, extensions, consolidations, substitutions, and refinancings of the foregoing. Guarantor waives notice of revocation given by any other guarantor of the Indebtedness. If Guarantor is an individual, this Guaranty shall bind the estate of Guarantor as to Indebtedness created both before and after the death or incapacity of Guarantor, regardless of Lender’s actual notice of Guarantor’s death or incapacity. Release of any other guarantor of the Indebtedness, or termination or revocation of any other guaranty of the Indebtedness, shall not affect the liability of Guarantor under this Guaranty. Notwithstanding any provision to the contrary, it shall be an Event of Default under the Loan Agreement if Guarantor revokes or disputes the validity of or liability under this Guaranty or any of the Loan Documents. It is anticipated that fluctuations may occur in the aggregate amount of Indebtedness covered by this Guaranty, and it is specifically acknowledged and agreed by Guarantor that reductions in the amount of Indebtedness, even to zero dollars shall not constitute a termination of this Guaranty, unless and until all Indebtedness has been fully and finally paid and satisfied, Lender has no further commitment to loan funds to Borrower, and all other obligations of Guarantor under this Guaranty have been performed in full.

4. AUTHORIZATION TO LENDER. Guarantor authorizes Lender, either before or after any revocation hereof, without notice or demand and without lessening or otherwise affecting Guarantor’s liability under this Guaranty, from time to time: (a) prior to revocation as set forth above, to make one or more additional secured or unsecured loans to Borrower, to lease equipment or other goods to Borrower, or otherwise to extend additional credit to Borrower; (b) to alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of the Indebtedness or any part of the Indebtedness, including increases and decreases of the rate of interest on the Indebtedness; extensions may be repeated and may be for longer than the original loan term; (c) to take and hold security for the payment of this Guaranty or the Indebtedness, and exchange, enforce, waive, fail or decide not to perfect, and release any such security, with or without the substitution of new collateral; (d) to release, substitute, agree not to sue, or deal with any one or more of Borrower’s sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; (e) to determine how, when, and what application of payments

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and credits shall be made on the Indebtedness; (f) to apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Lender in its discretion may determine; (g) to sell, transfer, assign, or grant participations in all or any part of the Indebtedness; and (h) to assign or transfer this Guaranty in whole or in part.

5. REPRESENTATIONS, WARRANTIES, AND COVENANTS. Guarantor represents, warrants, and covenants to Lender that (a) no representations or agreements of any kind have been made to Guarantor which would limit or qualify in any way the terms of this Guaranty; (b) this Guaranty is executed at Borrower’s request and not at the request of Lender; (c) Guarantor has not and will not, without the prior written consent of Lender, sell, lease, assign, encumber, hypothecate, transfer, or otherwise dispose of all or substantially all of Guarantor’s assets; (d) Lender has made no representation to Guarantor as to the creditworthiness of Borrower; (e) Guarantor will provide to Lender financial statements and other financial information regarding Guarantor as Lender may request from time to time, in form and detail acceptable to Lender, and all such financial information heretofore and hereafter provided to Lender is and shall be true and correct in all material respects and fairly presents the financial condition of Guarantor as of the dates thereof, and no material adverse change has occurred in the financial condition of Guarantor since the date of the most current financial statements provided to Lender; (f) Guarantor is familiar with the current financial condition of Borrower and has established adequate means of obtaining from Borrower on a continuing basis information regarding Borrower’s future financial condition and is not relying on Lender to provide such information to Guarantor; (g) as of the date hereof, and after giving effect to this Guaranty, (i) Guarantor is and will be solvent, (ii) the fair saleable value of Guarantor’s assets exceeds and will continue to exceed Guarantor’s liabilities (both fixed and contingent), (iii) Guarantor is and will continue to be able to pay Guarantor’s debts as they mature, and (iv) if Guarantor is not an individual, Guarantor has and will continue to have sufficient capital to carry on its business and all businesses in which it is about to engage; and (h) Guarantor has the power and authority to execute, deliver, and perform this Guaranty and the other Loan Documents executed by Guarantor. Guarantor agrees to keep adequately informed from such means of any facts, events, or circumstances which might in any way affect Guarantor’s risks under this Guaranty, and Guarantor further agrees that Lender shall have no obligation to disclose to Guarantor any information or documents acquired by Lender in the course of its relationship with Borrower.

6. WAIVERS. (a) General Waivers. Guarantor waives any right to require Lender (i) to continue lending money or to extend other credit to Borrower; (ii) to make any presentment, protest, demand, or notice of any kind, including notice of any nonpayment of the Indebtedness or of any nonpayment related to any collateral, or notice of any action or non-action on the part of Borrower, Lender, any surety, endorser, or other guarantor in connection with the Indebtedness or in connection with the creation of new or additional loans or obligations; (iii) to notify Guarantor of any change in the manner, place, time, or terms of payment of any of the Indebtedness (including, without limitation, any renewal, extension, or other modification of any of the Indebtedness); or (iv) to notify Guarantor of any change in the interest rate accruing on any of the Indebtedness (including, without limitation, any periodic change in such interest rate that occurs because such Indebtedness accrues interest at a variable rate which may fluctuate from time to time). Should Lender seek to enforce the obligations of Guarantor hereunder, Guarantor waives any right to require Lender to first (i) resort for payment or to proceed directly or at once against any person, including Borrower or any other guarantor of the Indebtedness; (ii) to proceed directly against, marshal, enforce, or exhaust any collateral held by Lender from Borrower, Guarantor, any other guarantor, or any other person; or (iii) to pursue any other remedy within Lender’s power.

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(b) Waiver of Defenses. Guarantor waives all rights of Guarantor under, or the requirements imposed by, Chapter 34 of the Texas Business and Commerce Code. Guarantor also waives any and all rights or defenses arising by reason of (i) any election of remedies by Lender which destroys or otherwise adversely affects Guarantor’s subrogation rights or Guarantor’s rights to proceed against Borrower for reimbursement, including without limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Indebtedness; (ii) any disability or other defense of Borrower, of any other guarantor, or of any other person, or by reason of the cessation of Borrower’s liability from any cause whatsoever, other than payment in full in legal tender of the Indebtedness; (iii) any right to claim discharge of the Indebtedness on the basis of unjustified impairment of any collateral for the Indebtedness; or (iv) any defenses given to guarantors at law or in equity other than actual payment and performance of the Indebtedness. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the Indebtedness is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy, or reorganization of Borrower, Guarantor, any other guarantor of all or any part of the Indebtedness, or otherwise, all as though such payment had not been made.

(c) Waiver of Claims. Guarantor further waives and agrees not to assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of set off, counterclaim, counter demand, recoupment, or similar right, whether such claim, demand, or right may be asserted by Borrower, Guarantor, or both. In addition to any other waivers, agreements, and covenants of Guarantor set forth herein, Guarantor hereby further waives and releases all claims, causes of action, defenses, and offsets for any act or omission of Lender, its directors, officers, employees, representatives, or agents in connection with Lender’s administration of the Indebtedness, except for Lender’s willful misconduct and gross negligence.

(d) Waiver of Subrogation. Notwithstanding any provision in this Guaranty to the contrary, Guarantor hereby waives and releases (i) any and all rights of subrogation, reimbursement, indemnification, or contribution which it may have after payment in full or in part of the Indebtedness against others liable on any of the Indebtedness, (ii) any and all rights to be subrogated to the rights of Lender in any collateral or security for any of the Indebtedness after payment in full or in part of the Indebtedness, and (iii) any and all other rights and claims of Guarantor against Borrower or any third party as a result of Guarantor’s payment of any Indebtedness.

(e) Waivers Binding. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor’s full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

7. PAYMENT BY GUARANTOR. In the event of a default in the payment or performance of all or any part of the Indebtedness when such Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, Guarantor shall, without notice or demand, promptly pay the amount due thereon to Lender, in lawful money of the United States. The exercise by Lender of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. Whenever Guarantor pays any sum which is or may become due under this Guaranty, written notice must be delivered to Lender contemporaneously with such payment. In the absence of such notice to Lender by Guarantor, any sum received by Lender on account of the Indebtedness shall be conclusively deemed paid by Borrower.

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8. MISCELLANEOUS PROVISIONS. (a) Amendments. This Guaranty, together with any Loan Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Guaranty and supersedes all prior written and oral agreements and understandings, if any, regarding same. No alteration of or amendment to this Guaranty shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

(b) Applicable Law. This Guaranty has been delivered to Lender and is performable in Tarrant County, Texas. Courts within the State of Texas have jurisdiction over any dispute arising under or pertaining to this Guaranty, and venue for such dispute shall be in Tarrant County, Texas. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS.

(c) Costs and Expenses. Guarantor shall also pay on demand by Lender all costs and expenses, including, without limitation, all reasonable attorneys fees, incurred by Lender in connection with the enforcement or collection of this Guaranty and with the collection or sale of any collateral securing this Guaranty. This covenant shall survive the payment of the Indebtedness.

(d) Notice. All notices required to be given by either party to the other under this Guaranty shall be in writing and, except for revocation notices by Guarantor, shall be effective when actually delivered or when deposited with a nationally recognized overnight courier, or when deposited in the United States mail, first class postage prepaid, addressed to the party to whom the notice is to be given at the address shown below or to such other addresses as either party may designate to the other in writing. All revocation notices by Guarantor shall be in writing and shall be effective only upon delivery to Lender as provided above in the section titled “DURATION OF GUARANTY.” For notice purposes, Guarantor agrees to keep Lender informed at all times of Guarantor’s current address. In the event that Guarantor is entitled to receive any notice under the Uniform Commercial Code, as it exists in the state governing any such notice, of the sale or other disposition of any collateral securing all or any part of the Indebtedness or this Guaranty, reasonable notice shall be deemed given when such notice is given pursuant to the terms of this Subsection ten (10) days prior to the date any public sale, or after which any private sale, of any such collateral is to be held.

(e) Interpretation. In all cases where there is more than one Borrower, then all words used in this Guaranty in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Borrower named in this Guaranty, the word “Borrower” shall mean all and any one or more of them. This Guaranty is for the benefit of Lender, its successors and assigns. This Guaranty is binding upon Guarantor and Guarantors’s heirs, executors, administrators, personal representatives, and successors. Caption headings in this Guaranty are for convenience purposes only and are not to be used to interpret or define the provisions of this Guaranty. If a court of competent jurisdiction finds any provision of this Guaranty to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances, and all provisions of this Guaranty in all other respects shall remain valid and enforceable. If any one or more of Borrower or Guarantor are corporations, limited liability companies, or partnerships, it is not necessary for Lender to inquire into the powers of Borrower or Guarantor or of the officers, directors, managers, members, partners, or agents acting or purporting to act on their behalf, and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Guaranty.

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(f) Waiver. Lender shall not be deemed to have waived any rights under this Guaranty unless such waiver is given in writing and signed by Lender, and then only in the specific instance and for the purpose given. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Guaranty shall not prejudice or constitute a waiver of Lender’s right to thereafter demand strict compliance with that provision or any other provision of this Guaranty. No prior waiver by Lender, nor any course of dealing between Lender and Guarantor, shall constitute a waiver of any of Lender’s rights or of any of Guarantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Guaranty, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required, and in all cases such consent may be granted or withheld in the sole discretion of Lender.

9. NOTICE OF FINAL AGREEMENT. (a) In connection with the Indebtedness, Borrower, Guarantor, and Lender have executed and delivered the Loan Agreement and the Loan Documents (collectively the “Written Loan Agreement”).

(b) It is the intention of Borrower, Guarantor, and Lender that this paragraph be incorporated by reference into each of the Loan Documents. Guarantor and Lender each warrant and represent that their entire agreement with respect to the Indebtedness is contained within the Written Loan Agreement, and that no agreements or promises have been made by, or exist by or among, Borrower, Guarantor, and Lender that are not reflected in the Written Loan Agreement.

(c) THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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GUARANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS GUARANTY AND AGREES TO ITS TERMS. IN ADDITION, GUARANTOR UNDERSTANDS THAT THIS GUARANTY IS EFFECTIVE UPON GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY TO LENDER AND THAT THE GUARANTY WILL CONTINUE UNTIL TERMINATED IN THE MANNER SET FORTH IN THE SECTION TITLED “DURATION OF GUARANTY”. NO FORMAL ACCEPTANCE BY LENDER IS NECESSARY TO MAKE THIS GUARANTY EFFECTIVE.

Signed effective the date stated above.

GUARANTOR:

Guarantor’s address:	UANT VENTURES, L.L.P.
612 East Lamar Blvd., Suite 700
Arlington, Texas 76011

By:
John M. House, M.D.,
Authorized Partner

Lender’s address:

COMPASS BANK

Attn: Josh Burleson

701 Highlander Blvd., Suite 520

Arlington, Texas 76015

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